March 2015 Pricing Sheet dated March 13, 2015 relating to Preliminary Pricing Supplement No. 187 dated March 5, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Trigger Jump Securities due March 16, 2017 Based on the Performance of the Common Stock of Facebook, Inc.
Principal at Risk Securities
PRICING TERMS – MARCH 13, 2015
Issuer:	Morgan Stanley
Issue price:	$10 per security
Stated Principal Amount:	$10 per security
Pricing date:	March 13, 2015
Original issue date:	March 18, 2015 (3 business days after the pricing date)
Maturity date:	March 16, 2017
Valuation date:	March 13, 2017, subject to postponement for non-trading days and certain market disruption events
Underlying shares:	Common stock of Facebook, Inc. (“Facebook Stock”)
Aggregate principal amount:	$2,098,500
Payment at maturity:
•      If the final share price is greater than or equal to the initial share price:
$10 + the upside payment
•      If the final share price is less than the initial share price but greater than or equal to the downside threshold level, meaning the value of Facebook Stock has declined by no more than 10% from its initial share price:
$10
•      If the final share price is less than the downside threshold level, meaning the value of Facebook Stock has declined by more than 10% from the initial share price:
$10 × share performance factor
Under these circumstances, the payment at maturity will be significantly less than the stated principal amount of $10, and will represent a loss of more than 10%, and possibly all, of your investment.

Upside payment:	$2.90 per security (29.00% of the stated principal amount).
Downside threshold level:	$70.245, which is 90% of the initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$78.05, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting Facebook Stock
CUSIP / ISIN:	61764V414 / US61764V4142
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary pricing supplement.

Estimated value on the pricing date:	$9.612 per security. See “Investment Summary” in the accompanying preliminary pricing supplement.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$10	$0.20(1)
		$0.05(2)	$9.75
Total	$2,098,500	$52,462.50	$2,046,037.50
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.20 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest”  in the accompanying preliminary pricing supplement and  “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and  “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.
(3)	See “Use of proceeds and hedging” in the accompanying preliminary pricing supplement.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Preliminary Pricing Supplement No. 187 dated March 5, 2015
Prospectus Supplement dated November 19, 2014
Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.